Exhibit 10.2

[YEAR] AWARD
RESTRICTED SHARES GRANT AGREEMENT
FOR [OFFICER or DIRECTOR] WITH 20% ANNUAL VESTING
(No performance goal or other special vesting condition)

The Liberty Corporation (the Company), a South Carolina corporation, hereby grants to

(the Holder)

                     fully paid and nonassessable shares of the Common Stock of the Company.

1. This award of restricted shares has been granted pursuant to the Company’s Performance Incentive Compensation Program, (Amended and Restated November 2000) (the Program) and is subject to all the terms, conditions and provisions of the Program.

(a)	A copy of the Program is attached hereto as Exhibit A and made a part of this Agreement as if fully set out herein.

(b)	This award of restricted shares is not intended to constitute a Qualifying Award under Section 10 of the Program and is therefore not required to satisfy the conditions of Section 10 of the Program and Section 162(m) of the Internal Revenue Code of 1986, as amended.

2. Except as provided below, restricted shares awarded pursuant to this Agreement shall vest in the Holder in accordance with the following vesting conditions.

(a)	Subject to the other terms of this Agreement, the vesting as to the following amounts of restricted shares shall be conditioned upon continuation of the Holder’s employment by (or service as a non-employee director of) the Company or any of its subsidiaries until the applicable vesting dates:

Percentage or Number of Shares	Vesting Date
20%	___, 200_

40%	___, 200_

60%	___, 200_

80%	___, 200_

100%	___, 200_

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(b)	To the extent that the shares remain non-vested under paragraph 2(a) above, such shares shall be deemed to be subject to a Restriction Period. The Restriction Period shall terminate when and to the extent that such shares vest in the Holder in accordance with the vesting terms specified in paragraph 2(a) above or in accordance with the accelerated vesting provided by paragraph 3 below or, to the extent so provided for a Change in Control Event, any accelerated vesting provided in paragraph 5 below or otherwise provided by the Compensation Committee pursuant to Section 12 of the Program. Restricted shares that are subject to a Restriction Period (and the right to vote such shares and receive dividends thereon during the Restriction Period) may not be assigned, transferred, pledged or otherwise encumbered or disposed of except to the Company as provided in paragraph 4 below.

(c)	Except as provided in paragraph 4 below, during the Restriction Period: (i) the certificates representing the restricted shares (and any certificates representing any additional restricted shares issued during the Restriction Period pursuant to paragraph 7 below) may, in the Company’s discretion, bear a restrictive legend referring to the restrictions imposed by this Agreement, (ii) the Company shall retain possession of the certificates for restricted shares awarded pursuant to the Program and this Agreement, (iii) the Holder shall execute and then deliver to the Company a stock power in blank with respect to such shares, and (iv) the Holder shall be entitled to full dividend and voting rights in respect of such shares. After the end of the applicable Restriction Period, the restrictions imposed under the Program and this Agreement shall cease to apply to the shares previously subject to such Restriction Period and the certificates for such shares shall be delivered to the Holder.

3. In the event of termination of employment (or service as a non-employee director) by reason of death, disability or retirement at normal retirement age as provided in the Company’s (or applicable subsidiary’s) Retirement Plan (or its retirement policy for non-employee directors), the restrictions imposed under paragraph 2(a) above in respect of any shares then subject to a Restriction Period shall terminate as of the date of such termination of employment (or service as a non-employee director).

4. In the event of termination of employment (or service as a non-employee director) other than as provided in paragraph 3 above or 5 below, the Holder shall forfeit all rights in respect of any shares subject to a Restriction Period as of the date of such termination of employment (or service as a non-employee director).

5. In the event of a Change in Control Event described in Section 12 of the Program occurs, then notwithstanding any contrary terms and conditions to vesting contained, therein, the restrictions imposed by paragraph 2(a) shall immediately terminate upon such occurrence.

6. Whenever the Holder is entitled to a distribution of restricted shares pursuant to this Award, the Company may require the Holder to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements. The Holder may elect with respect to any such distribution to surrender or authorize the Company to withhold shares of Common Stock (a Stock Surrender Withholding Election), valued at current fair market value on the date of surrender or withholding of the shares, in

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satisfaction of any such withholding requirements, subject to the Program’s conditions for making such a Stock Surrender Withholding Election.

(a)	The Holder may elect to have withheld any amount which exceeds the amount required by applicable law and governmental regulations to be withheld but not in excess of the Holder’s total estimated federal, state and local tax obligations associated with such distribution, including any applicable FICA taxes. Any shares of Common Stock used to satisfy that portion of the Holder’s tax obligations associated with such distribution in excess of the amount required by applicable law and governmental regulations to be withheld must have been held by the Holder, free of any vesting restrictions imposed under the Program, for at least six months.

(b)	Any cash payments of dividends that become payable during the Restriction Period to an employee (but not to a non-employee director) with respect to the restricted shares shall be net of an amount sufficient to satisfy any federal, state and local withholding tax requirements with respect to such dividends.

7. In the event of a merger, reorganization, consolidation, recapitalization, stock dividend, spin-off, stock split or other change in corporate structure or other distribution of stock or property (except for regular cash dividends) affecting the Company’s Common Stock during the Restriction Period, such adjustments shall be made in the number of restricted shares subject to this Agreement as may be determined appropriate by the Compensation Committee. Any resulting restricted shares shall be subject to all of the terms and conditions of this Agreement.

8. This Agreement shall bind and inure to the benefit of the Company and any assignees or successors in interest of the Company and the Holder and his/her heirs, personal representatives and successors in interest (subject to applicable restrictions on any transfer, etc. by the Holder).

     Dated at Greenville, South Carolina, as of this [DATE].

The Liberty Corporation

By:

Chief Executive Officer

Holder

The Restriction Period for the following certificate(s) and shares terminated on the date indicated and the following certificate(s) and shares are hereby released to the Holder:

		Authorized Signature	No. of Shares
Date	Certificate No. & No. of Shares	& Date Released	Still Restricted

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